                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         Volunteer Capital Corporation
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                         VOLUNTEER CAPITAL CORPORATION
                              3401 WEST END AVENUE
                                   SUITE 260
                                 P.O. BOX 24300
                           NASHVILLE, TENNESSEE 37202

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Volunteer Capital Corporation:

     The Annual Meeting of Shareholders of Volunteer Capital Corporation (the "Company") will be held at the Nashville City Club, SunTrust Bank Building, 201 Fourth Avenue North, Nashville, Tennessee, at 9:30 a.m., Nashville time, on Tuesday, May 14, 1996 for the following purposes:

          (1) To elect six directors, to hold office for a term of one year and until their successors have been elected and qualified; and

          (2) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Only shareholders of record at the close of business on March 25, 1996 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

     Your attention is directed to the Proxy Statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the meeting.

     We hope very much that you will be able to be with us. If you do not plan to attend the meeting in person, you are requested to complete, sign and date the enclosed proxy and return it promptly in the enclosed addressed envelope, which requires no postage if mailed in the United States.

                                           By Order of the Board of Directors,

                                           R. GREGORY LEWIS
                                           Secretary

April 2, 1996

                         VOLUNTEER CAPITAL CORPORATION
                              3401 WEST END AVENUE
                                   SUITE 260
                                 P.O. BOX 24300
                           NASHVILLE, TENNESSEE 37202

                                PROXY STATEMENT

                       FOR ANNUAL MEETING OF SHAREHOLDERS

                             TUESDAY, MAY 14, 1996

     The enclosed proxy is solicited by and on behalf of the Board of Directors of Volunteer Capital Corporation (the "Company") for use at the Annual Meeting of Shareholders to be held on Tuesday, May 14, 1996, at 9:30 a.m., Nashville time, at the Nashville City Club, SunTrust Bank Building, 201 Fourth Avenue North, Nashville, Tennessee, and at any adjournments or postponements thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. Copies of the proxy, this Proxy Statement and the attached Notice are being mailed to shareholders on or about April 2, 1996.

     Proxies may be solicited by mail, telephone or telegraph. All costs of this solicitation will be borne by the Company. The Company does not anticipate paying any compensation to any party other than its regular employees for the solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners.

     Shares represented by such proxies will be voted in accordance with the choices specified thereon. If no choice is specified, the shares will be voted FOR the election of the director nominees named herein. The Board of Directors does not know of any other matters which will be presented for action at the meeting, but the persons named in the proxy intend to vote or act with respect to any other proposal which may be properly presented for action according to their best judgment in light of the conditions then prevailing.

     A proxy may be revoked by a shareholder at any time before its exercise by attending the meeting and electing to vote in person, by filing with the Secretary of the Company a written revocation or by duly executing a proxy bearing a later date.

     Each share of the Company's Common Stock, $.05 par value (the "Common Stock"), issued and outstanding on the record date, March 25, 1996, will be entitled to one vote on all matters to come before the meeting. Cumulative voting is not permitted. As of the record date, there were outstanding 5,276,972 shares of Common Stock.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to those persons known to the Company to be the beneficial owners (as defined by certain rules of the Securities and Exchange Commission (the "Commission")) of more than five percent (5%) of the Common Stock, its only voting security, and with respect to the beneficial ownership of the Common Stock by all directors and nominees, each of the executive officers named in the Summary Compensation Table and all executive officers and directors of the Company as a group. The information set forth in the following table is based on ownership information filed with the Company as of March 25, 1996. Except as otherwise specified the shares indicated are presently outstanding.

                                                             AMOUNT OF COMMON         PERCENTAGE OF
                                                            STOCK BENEFICIALLY         OUTSTANDING
           NAME AND ADDRESS OF BENEFICIAL OWNER                   OWNED              COMMON STOCK(1)
- ----------------------------------------------------------  ------------------       ---------------
RCM Capital Management....................................        518,100(2)               9.8%
  Four Embarcadero Center
  Suite 3000
  San Francisco, CA 94111
The Volunteer Capital Corporation.........................        449,868(3)               8.5
  Employee Stock Ownership Trust
  3401 West End Avenue
  Nashville, TN 37203
Sackett & Company.........................................        308,855(4)               5.9
  555 California Street
  Suite 4490
  San Francisco, CA 94104
Morgan Stanley Group, Inc.................................        275,700(5)               5.2
  1585 Broadway
  New York, New York 10036
Lonnie J. Stout II****....................................        124,333(6)               2.3
Toby S. Wilt**............................................         62,000(7)               1.2
R. Gregory Lewis***.......................................         49,025(8)                *
John L.M. Tobias**........................................         38,992(9)                *
Earl Beasley, Jr.**.......................................         35,474(10)               *
Richard D. May***.........................................         36,853(11)               *
Dennis J. Cleary***.......................................         31,944(12)               *
Garland G. Fritts**.......................................         20,000(13)               *
E. Townes Duncan**........................................         19,700(14)               *
All directors and executive officers as a group (10
  persons)................................................        426,426(15)              7.7

- ---------------

   * Less than one percent.
  ** Director of the Company.
 *** Named Officer.
**** Director and Named Officer.

 (1) Pursuant to the rules of the Commission, shares of Common Stock which certain persons presently have the right to acquire pursuant to the conversion provisions of the Company's 8 1/4% Convertible Subordinated Debentures Due 2003 ("Conversion Shares") are deemed outstanding for the purpose of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of the other persons shown in the table. Likewise, shares subject to options held by directors and executive officers of the Company which are exercisable within 60 days of March 25, 1996, are deemed outstanding for the purpose of computing such director's or executive officer's percentage ownership and the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated, each individual has sole voting and dispositive power with respect to all shares shown.

 (2) RCM Capital Management ("RCM") is a registered investment advisor. RCM has sole voting power with respect to 408,200 shares and sole dispositive power with respect to 518,100 shares. Information is based on documents submitted to the Company by RCM.
 (3) Includes 175,635 shares that have been allocated to Volunteer Capital Employee Stock Ownership Plan (the "ESOP") participants. Pursuant to the terms of the ESOP that governs the Volunteer Capital Corporation Employee Stock Ownership Trust (the "Trust"), each ESOP participant instructs SunTrust Bank, Nashville, N.A. (formerly known as Third National Bank in Nashville, Tennessee), as trustee of the Trust (the "Trustee"), how to vote the shares allocated to his or her account. The ESOP provides that the Trustee shall abstain from voting allocated shares for which no written instructions are received. Shares of the Company's Common Stock held by the ESOP but not yet allocated to the accounts of the participants will be voted based on the percentage of stock allocated to the participants' accounts which is voted for and against each proposal, including in the tabulation of such percentages only those shares as to which written voting instructions were received. The Trustee has shared dispositive power with respect to the shares, subject to certain provisions of the ESOP.
 (4) Includes 57,183 Conversion Shares. Sackett & Company ("Sackett") is a registered investment advisor. Sackett has sole voting and dispositive power with respect to 308,855 shares. Information is based on documents submitted to the Company by Sackett.
 (5) Shares held in accounts managed by Morgan Stanley & Co. Incorporated ("Morgan Stanley"), a wholly owned subsidiary of Morgan Stanley Group, Inc. Morgan Stanley has shared voting and dispositive power with respect to 275,700 shares. Information is based on documents submitted to the Company by Morgan Stanley.
 (6) Includes 110,382 shares issuable upon exercise of certain options held by Mr. Stout and 5,215 ESOP shares allocated to Mr. Stout and held by the Trust, as to which Mr. Stout has sole voting power and shared dispositive power.
 (7) Includes 12,000 shares issuable upon exercise of certain options held by Mr. Wilt.
 (8) Includes 35,166 shares issuable upon exercise of certain options held by Mr. Lewis and 3,758 ESOP shares allocated to Mr. Lewis and held by the Trust, as to which Mr. Lewis has sole voting power and shared dispositive power.
 (9) Includes 1,126 Conversion Shares, 1,000 shares owned by Mr. Tobias' wife and 17,000 shares issuable upon exercise of certain options held by Mr. Tobias.
(10) Includes 4,000 shares issuable upon exercise of certain options held by Mr. Beasley, 1,332 shares that Mr. Beasley holds as custodian for his children and 112 Conversion Shares.
(11) Includes 28,666 shares issuable upon exercise of certain options held by Mr. May and 3,992 ESOP shares allocated to Mr. May and held by the Trust, as to which Mr. May has sole voting power and shared dispositive power.
(12) Includes 25,666 shares issuable upon exercise of certain options held by Mr. Cleary and 3,735 ESOP shares allocated to Mr. Cleary and held by the Trust, as to which Mr. Cleary has sole voting power and shared dispositive power.
(13) Includes 4,000 shares issuable upon exercise of certain options held by Mr. Fritts.
(14) Includes 16,000 shares issuable upon exercise of certain options held by Mr. Duncan, 300 shares that Mr. Duncan holds as custodian for his children and 2,400 shares that are owned by a partnership in which Mr. Duncan and a trust for the benefit of Mr. Duncan's children are partners. Mr. Duncan has sole voting and dispositive power over the shares held by the partnership. Does not include 700 shares owned by Mr. Duncan's wife. Mr. Duncan disclaims beneficial ownership of such shares.
(15) Includes 258,046 shares issuable upon exercise of certain options held by the directors and executive officers, 1,238 Conversion Shares and 17,480 ESOP shares allocated to the executive officers and held by the Trust.

                     PROPOSAL NO. 1:  ELECTION OF DIRECTORS

     Six directors are to be elected at the annual meeting for a term of one year and until their successors shall be elected and qualified. Election of directors requires a plurality of the votes cast in such election. It is intended that shares represented by the enclosed proxy will be voted FOR the election of the nominees named in the table set forth below unless a contrary choice is indicated. All of such nominees are presently directors of the Company. Management believes that all of the nominees will be available and able to serve as directors, but if for any reason any should not be available or able to serve, it is intended that such shares will be voted for such substitute nominees as may be proposed by the Board of Directors of the Company. The following schedule includes certain information with respect to each of the nominees.

         NAME                                BACKGROUND INFORMATION
- ----------------------  ----------------------------------------------------------------
Earl Beasley, Jr......  Mr. Beasley, 62, has been a director of the Company since March
                        1991. Since 1981, Mr. Beasley has been President of Homer B.
                        Brown Co., an investment firm. Mr. Beasley was President and a director of the Company from 1971 to 1980.
E. Townes Duncan......  Mr. Duncan, 42, has been a director of the Company since May
                        1989. Since November 1993, Mr. Duncan has been the Chairman of the Board and Chief Executive Officer of Comptronix Corporation,
                        a manufacturer of printed circuit board assemblies. From May
                        1985 to November 1993, Mr. Duncan was a Vice President and
                        principal of Massey Burch Investment Group, Inc., and from
                        September 1983 to May 1985, he was a partner with the law firm of Bass, Berry & Sims. Mr. Duncan is also a director of Sirrom
                        Capital Corporation, a small business investment company.
Garland G. Fritts.....  Mr. Fritts, 66, has been a director of the Company since
                        December 1985. Since 1993, Mr. Fritts has been a consultant for
                        Fry Consultants, Inc., a management consulting firm. Mr. Fritts was a consultant for McManis Associates, Inc., a management consulting firm, from 1989 to 1993, and from 1980 to 1988, Mr.
                        Fritts was a Vice President of Cresap, McCormack and Paget, a
                        general consulting services firm.
Lonnie J. Stout II....  Mr. Stout, 49, has been a director and President and Chief
                        Executive Officer of the Company since May 1986. Since July
                        1990, Mr. Stout has also served as Chairman of the Company. From
                        August 1984 to May 1986, Mr. Stout served as President and a director of DineLite Corporation, a food service company. From
                        1982 to May 1984, Mr. Stout was a director of the Company and served as Executive Vice President and Chief Financial Officer
                        of the Company from October 1981 to May 1984. Mr. Stout is also a director and a member of the Compensation Committee of
                        Comptronix Corporation.
John L.M. Tobias......  Mr. Tobias, 75, has been a director of the Company since
                        February 1983. He has served as President of J.M.T. Associates,
                        Inc., a Columbia, South Carolina-based investment firm, since
                        1979 and as that corporation's Board Chairman since January
                        1987.

         NAME                                BACKGROUND INFORMATION
- ----------------------  ----------------------------------------------------------------
Toby S. Wilt..........  Mr. Wilt, 51, has been a director of the Company since July
                        1993. He has served as President and Chief Executive Officer of
                        TSW Investment Company, a private investment firm, since 1987 and as Chairman of the Board of The Christie Cookie Company, a
                        privately-held gourmet cookie company, since 1989. Mr. Wilt is also a director of First American Corporation, a bank holding company, and Titan Holdings, Inc., an insurance company.

     The Board of Directors of the Company held four meetings in 1995. The Board of Directors has an Audit Committee and a Compensation/Stock Option Committee (the "Compensation Committee"), the members of each of which are Messrs. Beasley, Duncan, Fritts, Tobias and Wilt. The Audit Committee, which held two meetings during 1995, generally meets with the Company's independent auditors to review the Company's consolidated financial statements. It is the function of this committee to ensure that the Company's financial statements accurately reflect the Company's financial position and results of operations. The Compensation Committee is responsible for the periodic review of management's compensation and administration of the Company's stock option plans. The Compensation Committee held two meetings during 1995. The Company's Board of Directors has no standing nominating committee.

     Each of the incumbent directors of the Company attended at least 75% of the aggregate of (i) the total number of meetings held during 1995 by the Board of Directors and (ii) the total number of meetings held during 1995 by all committees of the Board of which he was a member.

                             EXECUTIVE COMPENSATION

     The following table provides information as to annual, long-term or other compensation during fiscal years 1995, 1994 and 1993 for the Company's Chief Executive Officer and the persons who, at the end of fiscal 1995, were the other three most highly compensated executive officers of the Company (collectively, the "Named Officers"). The Company had no other executive officers during fiscal 1995 whose compensation was greater than $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                                                    COMPENSATION
                                                                       AWARDS
                                                                    ------------
                                        ANNUAL COMPENSATION          SECURITIES
                                   -----------------------------     UNDERLYING           ALL OTHER
   NAME AND PRINCIPAL POSITION     YEAR    SALARY($)    BONUS($)     OPTIONS(#)     COMPENSATION($)(1)(2)
- ---------------------------------  ----    ---------    --------    ------------    ---------------------
Lonnie J. Stout II,..............  1995    $ 242,500    $75,000        50,000              $ 7,850(3)
  Chief Executive Officer          1994      230,000     58,750        40,000                7,706
                                   1993      220,000     90,000        25,000               20,663
Dennis J. Cleary,................  1995      133,000     48,300        12,000                8,949(4)
  Vice President,                  1994      126,500     33,000         9,000                6,928
  J. Alexander's Division          1993      116,750     46,700         8,500               12,990
Richard D. May,..................  1995      117,000     17,850         5,000                8,714(5)
  Vice President,                  1994      110,443     27,000         9,000                7,059
  Wendy's Division                 1993      101,963     42,354         8,500               14,710

                                                                     LONG-TERM
                                                                    COMPENSATION
                                                                       AWARDS
                                                                    ------------
                                        ANNUAL COMPENSATION          SECURITIES
                                   -----------------------------     UNDERLYING           ALL OTHER
   NAME AND PRINCIPAL POSITION     YEAR    SALARY($)    BONUS($)     OPTIONS(#)     COMPENSATION($)(1)(2)
- ---------------------------------  ----    ---------    --------    ------------    ---------------------
R. Gregory Lewis,................  1995    $ 113,500    $29,250         9,000              $ 8,531(6)
  Chief Financial Officer          1994      105,958     24,000         9,000                6,838
                                   1993       97,708     40,766         8,500               12,986

- ---------------

(1) Each amount in this column for 1995 includes the $630 premium cost of term life insurance maintained for the benefit of such Named Officer.
(2) The ESOP shares included in this column for 1995 are valued at $9.50 per share, the closing price of the Company's Common Stock on December 29, 1995. The number of ESOP shares included in this column for 1995 is an approximation of the number of shares to be allocated to the participants.
(3) Includes 760 ESOP shares allocated to Mr. Stout as of December 31, 1995.
(4) Includes $1,099 contributed by the Company to the Company's 401(k) Plan on behalf of Mr. Cleary and 760 ESOP shares allocated to Mr. Cleary as of December 31, 1995.
(5) Includes $864 contributed by the Company to the Company's 401(k) Plan on behalf of Mr. May and 760 ESOP shares allocated to Mr. May as of December 31, 1995.
(6) Includes $681 contributed by the Company to the Company's 401(k) Plan on behalf of Mr. Lewis and 760 ESOP shares allocated to Mr. Lewis as of December 31, 1995.

                            OPTION/SAR GRANTS TABLE

     The following table provides information as to options granted to the Named Officers during fiscal 1995. None of the Named Officers were granted separate SARs. The value assumed for the options is determined using the Black-Scholes valuation method, which is based on several assumptions including the future performance of the Company and future interest rates. The actual value of the stock options will depend on the value of the underlying Common Stock on the date of exercise, which value may be different than set forth below.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                          INDIVIDUAL GRANTS
                                                          -----------------
                                                          PERCENT OF TOTAL
                                   NUMBER OF SECURITIES     OPTIONS/SARS      EXERCISE                   GRANT
                                        UNDERLYING           GRANTED TO       OR BASE                    DATE
                                       OPTIONS/SARS         EMPLOYEES IN       PRICE     EXPIRATION     PRESENT
              NAME                    GRANTED(#)(1)          FISCAL YEAR       ($/SH)       DATE      VALUE($)(2)
- ---------------------------------  --------------------   -----------------   --------   ----------   -----------
Lonnie J. Stout..................         50,000                 35.3%         $ 9.75      8/2/05      $ 305,500
Dennis J. Cleary.................         12,000                  8.5            9.75      8/2/05         73,320
Richard D. May...................          5,000                  3.5            9.75      8/2/05         30,550
R. Gregory Lewis.................          9,000                  6.4            9.75      8/2/05         54,990

- ---------------

(1) One-third of the shares covered by the options granted to the Named Officers vest on the first anniversary of the date of grant and each year thereafter, except for the options granted to Mr. Stout which vest in varying amounts during the years 1999 through 2004.

(2) Based on the Black-Scholes Option Valuation Method. The assumptions underlying this valuation are as follows: (i) a $9.75 exercise price and market price on the date of grant; (ii) a ten year expected option term;
    (iii) risk-free rates based on the current Treasury bill rates (6.43% ten year rate); (iv) volatility of .3849 based on monthly closing prices from August 1990 through July 1995; and (v) no annual dividend yield. The grant date value has not been discounted for the vesting schedule of the options.

                 OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

     The following table provides information as to options exercised by the Named Officers during fiscal 1995. None of the Named Officers has held or exercised separate SARs. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of January 1, 1996. Also reported are the values for the "in-the-money" options, which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Company's Common Stock.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                                OPTIONS/SARS AT               OPTIONS/SARS AT
                                SHARES                        FISCAL YEAR END(#)           FISCAL YEAR-END($)(1)
                              ACQUIRED ON      VALUE      ---------------------------   ---------------------------
            NAME              EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- ----------------------------  -----------   -----------   -----------   -------------   -----------   -------------
Lonnie J. Stout II..........         --            --       110,382         96,639       $ 630,159       $67,038
Dennis J. Cleary............      1,500       $13,406        25,666         20,834         137,000        10,500
Richard D. May..............      2,500        13,906        28,666         13,834         127,750        10,500
R. Gregory Lewis............         --            --        35,166         17,834         179,750        10,500

- ---------------

(1) Amounts reflect gains on outstanding options based on the average of the high and low price of the Company's Common Stock on December 29, 1995.

SALARY CONTINUATION PLAN

     Since 1978, the Company has provided a salary continuation plan for eligible employees (the "Salary Plan") which will continue to operate in 1996. The Salary Plan generally provides for a retirement benefit of 50% of the employee's salary on the date of entry into the plan with adjustments based on certain subsequent salary increases. The retirement benefit is payable over 15 years commencing at age 65. The Salary Plan also provides that in the event an employee dies while in the employ of the Company after entering the Salary Plan but before retirement, his or her beneficiaries, for a period of one year, will receive 100% of such employee's salary at the applicable time under the Salary Plan. Thereafter, for a period of 10 years, or until such time as the employee would have attained age 65, whichever period is longer, the beneficiaries will receive 50% of such salary yearly. All officers of the Company with three full years of service are eligible to participate in the Salary Plan, which is funded by life insurance purchased by the Company and payable to the Company on the death of the employee. An amount which approximates the cash value of the life insurance policy for each employee vests for the benefit of such employee at the rate of 10% per year for each year of service, including the first three years of service required for eligibility under the Salary Plan, and is payable to such employee upon termination of service with the Company for any reason other than death or retirement at age 65. Directors of the Company who are not also executive officers or employees do not participate in the Salary Plan.

     The annual benefits currently payable upon retirement at age 65 for Messrs. Stout, May, Lewis and Cleary are $107,500, $57,500, $58,500 and $62,500,
respectively. These amounts may be adjusted periodically pursuant to the terms of the plan.

TERMINATION BENEFITS; CHANGE IN CONTROL

     Three of the Company's current executive officers may receive termination benefits in the event of a change in control of the Company. In the event that any of these executive officers is terminated or resigns after a change in responsibilities in connection with a change in control of the Company, then such employee will receive an amount equal to 18 months' compensation. Based on current levels of compensation, such amount would be $375,000 for Mr. Stout, $178,500 for Mr. May and $175,500 for Mr. Lewis. The Company is not currently aware of any potential change in control that would give rise to such payments.

COMPENSATION OF DIRECTORS

     The directors receive an annual director's fee of $6,000 plus an additional fee of $300 for each Board or Board Committee meeting attended.

     Pursuant to the 1990 Stock Option Plan for Outside Directors ("1990 Plan"), each director who is not also an officer or employee of the Company and who was serving in such capacity on October 24, 1989 was granted an option to purchase 10,000 shares of Common Stock and an additional 1,000 shares for each previous full year of service as a director. Each eligible director elected thereafter has been and will be granted an option to purchase 10,000 shares upon election, and all directors have been and will be granted an option to purchase 1,000 shares for each full year of service as a director after 1989 or their later election, as applicable. The per share exercise price of the options granted under the 1990 Plan is the fair market value of the Common Stock on the date the option is granted.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Stout, Chairman of the Board, Chief Executive Officer and President of the Company, is a director and member of the Compensation Committee of Comptronix Corporation. Mr. Duncan, a director and chairman of the Compensation Committee of the Company, is the Chairman of the Board and Chief Executive Officer of Comptronix Corporation.

COMPENSATION COMMITTEE REPORT

     Decisions on compensation of the Company's executive officers are made by the Compensation Committee of the Company's Board of Directors. Each member of the Compensation Committee is a non-employee director. It is the responsibility of the Compensation Committee to determine whether in its judgment the executive compensation policies are reasonable and appropriate, meet their stated objectives and effectively serve the best interests of the Company and its shareholders.

  Compensation Philosophy and Policies for Executive Officers

     The Compensation Committee believes that the primary objectives of the Company's executive compensation policies should be:

     - to attract and retain talented executives by providing compensation that is, overall, competitive with the compensation provided to executives at companies of comparable size and position in the restaurant industry, while maintaining compensation within levels that are consistent with the Company's overall financial objectives and operating performance;

     - to provide the appropriate incentives for executive officers to work towards the achievement of the Company's annual sales, operating and development targets; and

     - to align the interests of its executive officers more closely with those of its shareholders and the long-term interests of the Company by providing long-term incentive compensation in the form of stock options.

     The Compensation Committee believes that the Company's executive compensation policies should be reviewed each year following the time when the financial results of the prior year become final. The policies are reviewed in light of their consistency with the Company's financial performance, the success achieved in meeting its sales and operating performance targets, achieving its overall strategic business plan objectives and its position within the restaurant industry, as well as the compensation policies of similar companies. The compensation of individual executive officers is reviewed annually by the Compensation Committee in light of the executive compensation policies established for that year.

     To review the comparability of the Company's executive compensation policies, the Compensation Committee retained the Hay Group, an independent consulting firm, in 1994 to assist the Compensation Committee in reviewing compensation packages of executive officers of comparable companies. The consulting firm analyzed the components of the Company's compensation for its executive officers and concluded that the Company's total compensation for its executive officers is approximately market, or the fiftieth percentile, of comparable companies while compensation for the Company's Chief Executive Officer is paid between the fiftieth and seventy-fifth percentiles.

     The Compensation Committee sets the base compensation of its executive officers at a level that it believes appropriate considering the overall strategic direction of the Company, its position within the relative segments of the food service industry in which it operates and the overall responsibilities of each executive officer. The Compensation Committee believes that in addition to corporate performance and specific business unit performance, it is appropriate to consider in setting and reviewing executive compensation the personal contributions the particular individual may make to the success of the corporate enterprise. Such qualitative factors as leadership skills, planning initiatives, development and morale building skills, and other such related factors have been deemed to be important qualitative factors to take into account when considering levels of compensation.

     In evaluating the performance and setting the incentive compensation of the senior executives, the Compensation Committee has taken particular note of management's success in developing the Company's business. In addition, the Compensation Committee has taken into account management's performance in increasing market share and operating profits in its Wendy's division over the long-term while experiencing a decline in same-store sales and operating profit in 1995 as a result of intense competitive pressures. In reviewing management's performance and compensation, the Compensation Committee has also taken into account management's consistent commitment to the long-term success of the Company through the development of a new restaurant concept in the casual dining segment of the restaurant industry. This commitment is evidenced by the fact that the J. Alexander's division (formed in 1991) generated approximately $2.8 million in operating profit in 1995 as compared to $1.3 million in 1994 and $1.1 million in 1993.

     In making the annual incentive compensation awards for 1995 described below, the Compensation Committee considered that restaurant operating profit increased in the J. Alexander's operating division and the Company was successful in developing its four new J. Alexander's restaurants. The Compensation Committee also considered the decline in same-store sales and operating profit in the Wendy's division as well as the efforts of management to improve operations in a difficult competitive environment.

  Compensation of Executive Officers

     The Compensation Committee believes that the compensation for each of the Named Officers should consist of a base salary, the potential for an annual bonus and long-term stock-based incentive compensation and has applied the policies described herein to establish fiscal 1995 compensation for executive officers as described below.

     Base Compensation. Base salaries for the Named Officers are at fixed levels generally between the 25th and 75th percentiles of salaries paid to senior managers with comparable qualifications, experience and responsibility at other corporations engaged in the same or similar businesses as the Company. The Compensation Committee subjectively determined, on the basis of discussions with the Chief Executive Officer and its experience in business generally and with the Company specifically, what it viewed to be appropriate levels of base compensation after taking into consideration each executive's contributions. As a result of this review, increases averaging approximately 6.0% in the base salaries for the executive officers for fiscal 1995 were made, with specific increases varying from 3.5% to 7.8%, reflecting the Compensation Committee's subjective judgment as to individual contributions to the success of meeting the Company's overall financial objectives and financial performance. The Compensation Committee did not assign any relative weight to the quantitative and qualitative factors which it applied subjectively in reaching its base compensation decisions.

     Annual Incentive Compensation. The principal factors in awarding an annual bonus to the Company's executive officers are their ability to: increase same store sales, improve corporate operating profits or maintain them at the appropriate levels for the sales achieved, and meet the Company's overall strategic business plan objectives. The Compensation Committee also may consider other factors when awarding annual bonuses, such as the executive's contribution to new concept development, improvement in financial performance and the impact the executive officers have on programs that enhance shareholder value.

     The Compensation Committee generally believes that an annual bonus award in the range of 15% to 50% of the executive officer's annual base compensation is appropriate in light of the relatively low to moderate base salary levels. During fiscal 1995, bonuses averaging 28.1% of the executive officers' annual base compensation were awarded to the executive officers, with specific bonuses ranging from $17,850 to $75,000, reflecting the Compensation Committee's subjective judgment as to individual contributions to the Company's performance compared to its overall strategic business plan objectives and the factors affecting the Company generally described above.

     Long-Term Incentive Compensation. During the Company's fiscal year the Compensation Committee considers the desirability of granting its senior executives long-term incentive compensation in the form of awards under the Company's incentive stock option plan. The Compensation Committee believes that its past grants of stock options have successfully focused the Company's management team on building profitability and enhancing shareholder value.

     The Company currently has no set policy as to when stock options should be awarded, although historically the Company has awarded stock options, if any, at the time of the Company's annual compensation review. The Compensation Committee believes that the Company should make it a part of its regular executive compensation policies to consider granting annual awards of stock options to executive officers in order to include long-term incentives as part of each executive's annual compensation package. The Compensation Committee also believes that this grant should be made on terms established at the time of the annual review, and that the exercise price of stock options should be the fair market value of the Company's Common Stock on the date of grant. Generally, the Compensation Committee's policy is that stock options should vest gradually over a period of three or more years, and that the material terms of stock options should not be amended after grant.

     The Compensation Committee believes that long-term stock-based incentive compensation should be structured so as to closely align the interests of the executives with those of the Company's shareholders and, in particular, to provide only limited value (if any) in the event that the Company's stock price fails to increase over time. The Compensation Committee determines the award of stock option grants to the executive officers and takes into account the recommendations of the Chief Executive Officer prior to approving annual awards of long-term stock-based incentive compensation to the other executive officers. During fiscal 1995, the Compensation Committee granted options to purchase an aggregate of 76,000 shares of Common Stock to the executive officers at an exercise price of $9.75 per share. These stock options were granted in part to reward the executive officers for their long-term strategic management of the Company, as well as to motivate the executives to improve shareholder value by increasing incentive stock options as a portion of their total compensation package. Specific grants to the executive officers ranged from 5,000 to 50,000 shares. The Compensation Committee believes that the varying levels of grants were appropriate given the executive officers' different levels of responsibility. Varying grant levels did not reflect a judgment as to different levels of performance and were determined in accordance with the Compensation Committee's subjective judgment.

  Compensation of Chief Executive Officer

     The Compensation Committee believes that the Chief Executive Officer's compensation is consistent with its general policies concerning executive compensation and is appropriate in light of the Company's financial objectives and performance. Awards of long-term incentive compensation to the Chief Executive Officer are considered concurrently with awards to other executive officers and follow the same general policies as such other long-term incentive awards.

     In reviewing and approving Mr. Stout's fiscal 1995 compensation package, the Compensation Committee also took into account the Company's operating performance during 1994 and 1995. Mr. Stout's compensation package for fiscal 1995 was directly tied to the same performance criteria as the other executive officers. Mr. Stout received an increase of 6.4% in base compensation which the Compensation Committee determined on a subjective basis to be appropriate, considering the contributions of Mr. Stout and the performance of the Company. Mr. Stout participated on approximately the same basis as other executive officers in the bonus awards and received a bonus of $75,000. He also was granted an option to purchase 50,000 shares, the largest grant made. The Compensation Committee subjectively determined that the level of the award was appropriate in light of Mr. Stout's performance and the Compensation Committee's desire to increase the proportion of the long-term equity-based compensation component of the Chief Executive Officer's compensation package.

     Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally prohibits public companies from deducting the Chief Executive Officer's and four other most highly compensated executive officers' compensation, to the extent such compensation exceeds $1 million for any individual officer. Performance-based compensation is not subject to the deduction limit if certain requirements are met. Since the compensation of each of the Company's executive officers is significantly less than $1 million, the Company has not addressed the steps that it would take to structure the performance-based portion of the compensation of its executive officers in a manner that would comply with the statute.

                                          Respectfully submitted,

                                          Earl Beasley, Jr.
                                          E. Townes Duncan
                                          Garland G. Fritts
                                          John L.M. Tobias
                                          Toby S. Wilt

PERFORMANCE GRAPH

     The following graph compares the five-year cumulative returns of $100 invested on December 31, 1990 in (a) the Company, (b) the New York Stock Exchange Market Index ("NYSE Index"), (c) the Media General Restaurant Group Industry Index ("MG Restaurant Index"), and (d) the Standard & Poor's 500 Index ("S&P 500 Index"), assuming the reinvestment of all dividends.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                  OF COMPANY, INDUSTRY INDEX AND BROAD MARKET

                                   [GRAPH]

                                                   VOLUNTEER
      MEASUREMENT PERIOD          NYSE MARKET    CAPITAL COR-     MG RESTAU-      S&P 500 IN-
    (FISCAL YEAR COVERED)            INDEX         PORATION       RANT INDEX          DEX
1990                                       100             100             100             100
1991                                    129.41          210.00          128.10          130.48
1992                                    135.50          540.00          157.44          140.46
1993                                    153.85          880.00          172.03          154.62
1994                                    150.86          480.00          154.88          156.66
1995                                    195.61          760.00          211.66          215.54

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company leases five Wendy's restaurant properties from a corporation principally owned by Mr. Tobias and his wife pursuant to 15-year leases dated as of December 30, 1988. The leases provide for an aggregate minimum annual rental of approximately $265,000, which is subject to adjustment based on the lessor's financing costs (subject to certain limitations), plus contingent rentals of 6% of the sales of each restaurant in excess of the minimum rental. The leases are renewable at the Company's option for two additional five year periods. The Company has the option to purchase these properties at a price based on the lessor's original cost. The Company leases one additional Wendy's restaurant from affiliates of Mr. Tobias. This agreement calls for annual lease payments of approximately $17,000 through June 1997.

     The Company believes that the above-described transactions have been on terms no less favorable to the Company than would have been obtainable from unrelated parties.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Commission and the New York Stock Exchange. Executive officers, directors and greater than 10% shareholders are required by regulation of the Commission to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of the Forms 3, 4 and 5 and amendments thereto and certain written representations furnished to the Company, the Company believes that during the fiscal year ended December 31, 1995, its executive officers, directors and greater than 10% beneficial owners complied with all applicable filing requirements.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     Ernst & Young LLP, which has been the Company's independent auditors since its organization, has been selected as independent auditors of the Company for the 1996 fiscal year. The Company has been informed that representatives of Ernst & Young LLP plan to attend the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to questions by the shareholders.

             DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS TO BE
              PRESENTED AT THE 1997 ANNUAL MEETING OF SHAREHOLDERS

     Any proposal intended to be presented for action at the 1997 Annual Meeting of Shareholders by any shareholder of the Company must be received by the Secretary of the Company not later than December 10, 1996, in order for such proposal to be considered for inclusion in the Company's Proxy Statement and proxy relating to its 1997 Annual Meeting of Shareholders. Nothing in this paragraph shall be deemed to require the Company to include any shareholder proposal that does not meet all of the Commission's requirements for inclusion in effect at the time.

                            METHOD OF COUNTING VOTES

     Unless a contrary choice is indicated, all duly executed proxies will be voted in accordance with the instructions set forth on the back side of the proxy card. A broker non-vote occurs when a broker holding shares registered in street name is permitted to vote, in the broker's discretion, on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote (the "non-vote") on the non-routine matter. Under the rules and regulations of the primary trading markets applicable to most brokers, the election of directors is a routine matter on which a broker has the discretion to vote if instructions are not received from the client in a timely manner. Under Tennessee law and the Company's Charter and Bylaws, broker non-vote rules will have no impact on the election of directors. Abstentions will be counted as present for purposes of determining a quorum but will not be counted for or against the election of directors.

                                 MISCELLANEOUS

     A copy of the Company's Annual Report is being mailed to shareholders concurrently with the mailing of this Proxy Statement.

     It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, shareholders who do not expect to attend in person are urged, regardless of the number of shares of stock owned, to date, sign and return the enclosed proxy promptly.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1995, MAY BE OBTAINED, WITHOUT CHARGE, BY ANY SHAREHOLDER TO WHOM THIS PROXY STATEMENT IS SENT, UPON WRITTEN REQUEST TO R. GREGORY LEWIS, SECRETARY, VOLUNTEER CAPITAL CORPORATION, P.O. BOX 24300, NASHVILLE, TENNESSEE 37202.

Date: April 2, 1996.

                                                                     Appendix A
                         VOLUNTEER CAPITAL CORPORATION
       EMPLOYEE STOCK OWNERSHIP PLAN PARTICIPANT VOTING INSTRUCTION FORM

    This Voting Instruction Form is tendered to direct SunTrust Bank, Nashville N.A. (the "Trustee"), as Trustee of the Volunteer Capital Corporation Employee Stock Ownership Plan (the "ESOP"), as to the manner in which all allocated shares in the ESOP account of the undersigned (the "Voting Shares") shall be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on May 14, 1996 at the Nashville City Club, SunTrust Bank Building, 201 Fourth Avenue North, Nashville, Tennessee, at 9:30 a.m., local time.

    The undersigned hereby directs the Trustee to vote all Voting Shares of the undersigned as shown below on this Voting Instruction Form at the Annual Meeting.

(1) Election of Directors:

    / / FOR all of the following nominees (except as indicated to the contrary below):

     E. Beasley, T. Duncan, G. Fritts, L. Stout, J. Tobias and T. Wilt.

    / / AGAINST the following nominees (please print name or names)

- --------------------------------------------------------------------------------
WITHHOLD AUTHORITY (ABSTAIN) to vote for the following nominees (please print name or names)

- --------------------------------------------------------------------------------
/ / AGAINST all nominees  / / WITHHOLD AUTHORITY (ABSTAIN) to vote for all nominees

(2) In the Trustee's discretion, the Trustee is entitled to act on any other matter which may properly come before said meeting or any adjournment thereof.
                  (Continued and to be signed on reverse side)

                          (Continued from other side)

    IMPORTANT: Please date and sign this Voting Instruction Form and return it to the Trustee of the Volunteer Capital Corporation Employee Stock Ownership Plan, SunTrust Bank, Nashville N.A., P.O. Box 305110, Nashville, Tennessee 37230-9979, Attention: Robert Mayer.

    A stamped and addressed envelope is enclosed for your convenience. YOUR VOTING INSTRUCTION FORM MUST BE RECEIVED BY THE TRUSTEE BY MAY 9, 1996.

    Your shares will be voted by the Trustee in accordance with your instructions. If no choice is specified, your shares will be voted FOR the nominees in the election of directors.
                     PLEASE SIGN, DATE AND RETURN PROMPTLY

                                                 -------------------------------

                                                 -------------------------------

                                                 Date:                    , 1996
                                                 Please sign exactly as your
                                                 name appears at left. If
                                                 registered in the names of two
                                                 or more persons, each should
                                                 sign. Executors,
                                                 administrators, trustees,
                                                 guardians, attorneys, and
                                                 corporate officers should show
                                                 their full titles.

- --------------------------------------------------------------------------------

    If your address has changed, please PRINT your new address on this line.

                                                                     Appendix B
                                     PROXY
                         VOLUNTEER CAPITAL CORPORATION

    PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON TUESDAY, MAY 14, 1996.

    The undersigned hereby appoints Lonnie J. Stout II and R. Gregory Lewis, and each of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown on the reverse side of this proxy at the Annual Meeting of Shareholders of Volunteer Capital Corporation to be held at the Nashville City Club, SunTrust Bank Building, 201 Fourth Avenue North, Nashville, Tennessee, on Tuesday, May 14, 1996, at 9:30 a.m., local time, and any adjournments thereof.

        IMPORTANT: Please date and sign this proxy on the reverse side.

                              FOLD AND DETACH HERE

(1) Election of Directors:

    / / FOR all nominees listed below (except as indicated to the contrary):

     E. Beasley, T. Duncan, G. Fritts, L. Stout, J. Tobias and T. Wilt.

    / / WITHHOLD AUTHORITY to vote for all nominees listed above

INSTRUCTIONS: To withhold authority to vote for any of the individual nominee(s)
              write the name(s) on the line provided below.

- --------------------------------------------------------------------------------

(2) In their discretion on any other matter which may properly come before said meeting or any adjournment thereof.

    Your shares will be voted in accordance with your instructions. If no choice is specified, shares will be voted FOR the nominees in the election of directors.

                      PLEASE SIGN HERE AND RETURN PROMPTLY

                                                 -------------------------------

                                                 -------------------------------

                                                 Date:                    , 1996

                                                 Please sign exactly as your
                                                 name appears at left. If
                                                 registered in the names of two
                                                 or more persons, each should
                                                 sign. Executors,
                                                 administrators, trustees,
                                                 guardians, attorneys, and
                                                 corporate officers should show
                                                 their full titles.

- --------------------------------------------------------------------------------
 If you have changed your address, please PRINT your new address on this line.

                              FOLD AND DETACH HERE